UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2016

JACK IN THE BOX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9390	95-2698708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9330 Balboa Avenue, San Diego, CA	92123
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (619) 571-2121

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2016, Jack in the Box Inc. (the “Company”), as borrower, entered into a Third Amendment (the “Third Amendment”), by and among the Company, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and certain lenders, to the Company’s Second Amended and Restated Credit Agreement, dated as of March 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, including by the First Amendment and Waiver dated as of November 21, 2014, the Waiver, Joinder and Second Amendment (the “Second Amendment”) dated as of July 1, 2015, and the Third Amendment; as so amended, restated, supplemented or otherwise modified, the “Credit Agreement”).

The Third Amendment, among other things, increases the size of the Company’s term loan facility (the “Term Loan Facility”) by approximately $417.6 million.  The proceeds of the additional term loan advance were used to pay down the Company’s revolving credit facility (the “Revolving Credit Facility” and, collectively with the Term Loan Facility, the “Facilities”).  After giving effect to the Amendment, approximately $307.5 million of the $900 million Revolving Credit Facility was drawn or used for letters of credit and $700 million was outstanding on the Term Loan Facility.  The amortization schedule for the Term Loan Facility was amended to reflect its increased size.  The maturity date for both Facilities remains in March 2019.

The Third Amendment added a new pricing level applicable when the Company’s leverage ratio is greater than or equal to 3.25 times as follows: LIBOR plus a margin of 2.25%, or a margin of 1.25% for base rate loans, and 0.35% for commitment fees.  The applicable margins at the other pricing tiers remained unchanged.

The Third Amendment also, among other things, (i) raises the maximum leverage ratio covenant from 3.5 times to 4.0 times, and (ii) allows unlimited cash dividends and share repurchases if pro forma leverage is less than 3.5 times (from 3.0 times previously), subject also to pro forma fixed charge covenant compliance.

Under the Third Amendment, certain subsidiaries of the Company (the “Guarantors”) reaffirmed their guarantees of the obligations of the Company under the Credit Agreement and documents related thereto under the Amended and Restated Guaranty dated as of March 19, 2014 (as amended, restated, supplemented, reaffirmed or otherwise modified from time to time, including by the Second Amendment and the Third Amendment, the “Guaranty”).  In addition, contemporaneously with the Third Amendment, the Company, the Guarantors, and certain other subsidiaries of the Company entered into a Second Amended and Restated Collateral Agreement (the “Collateral Agreement”) with the Administrative Agent under which the Company and Guarantors granted security interests in substantially all of their tangible and intangible property, with certain exceptions, to continue to secure their respective obligations with respect to the Credit Agreement and the Guaranty.

The agent and lender parties under the Credit Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, cash management and other services to the Company and its affiliates, for which they have received customary fees and reimbursement of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. The Company is the beneficiary in respect of letters of credit issued by Wells Fargo Bank, National Association in the outstanding amount of approximately $25.1 million, which such letters of credit are issued under the Credit Agreement.

The foregoing descriptions of the Third Amendment, the Guaranty and the Collateral Agreement are qualified in their entirety by reference to each material contract.  Copies of the Third Amendment and Collateral Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report.  A copy of the original Guaranty was filed as Exhibit 10.2 to the Company’s Current Report filed March 20, 2014.  A copy of the Second Amendment was filed as Exhibit 10.1 to the Company’s Current Report filed July 7, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01                      Current Events.

On September 22, 2016, Jack in the Box Inc. issued a press release announcing that its Board of Directors has authorized an additional $300 million stock buyback program expiring in November 2018.  The press release also described the Company’s entry into an amendment of its credit facility.

A copy of the press release dated September 22, 2016, is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)                Exhibits

Exhibit No.	Title
10.1
Third Amendment, dated as of September 16, 2016, by and among Jack in the Box Inc., the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

10.2
Second Amended and Restated Collateral Agreement dated as of September 16, 2016, by and among Jack in the Box Inc., the Grantors party thereto and Wells Fargo Bank, National Association, as administrative agent

99.1	Press Release dated September 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 22, 2016

JACK IN THE BOX INC.

By:	/s/ Jerry P. Rebel
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)

EXHIBIT INDEX

Exhibit No.	Title
10.1
Third Amendment, dated as of September 16, 2016, by and among Jack in the Box Inc., the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

10.2
Second Amended and Restated Collateral Agreement dated as of September 16, 2016, by and among Jack in the Box Inc., the Grantors party thereto and Wells Fargo Bank, National Association, as administrative agent

99.1	Press Release dated September 22, 2016